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                                                                   Exhibit 99.1



                   SFX ENTERTAINMENT, INC. TO ACQUIRE CERTAIN
                          NEDERLANDER MUSIC INTERESTS

NEW YORK -- (BUSINESS WIRE) -- Jan. 31, 1999--SFX Entertainment, Inc. (NASDAQ:
SFXE - news) today announced that it has entered into definitive agreements for the acquisition of certain interests in seven venues and other assets from entities controlled by members of the Nederlander family and other persons for an aggregate purchase price of $93.6 million in cash.

The interests in the venues to be acquired consist of 50% interests in long-term leases and booking and management agreements for The World Music Theater in Chicago and the Alpine/Valley Music Amphitheater in East Troy, Wisconsin serving the Milwaukee/North Chicago market; a lease for the Merriweather-Post Pavilion in Columbia, Maryland serving the Washington D.C. and Baltimore markets; and a booking and management agreement for the Riverbend Amphitheater and the Crown Arena, a one-third interest in the ownership of the Crown Arena, a lease for the Taft Theater and a short term lease for Bogart's Club, all in Cincinnati. In addition, the agreements cover 100% interests in entities that provide concert performances and hold rights to construct the Mesa del Sol Centre for the Performing Arts in Albuquerque, New Mexico.

Robert F.X. Sillerman, Executive Chairman of SFX Entertainment, stated, "We are pleased to be acquiring these assets. These theaters add music venues to our Chicago holdings as well as providing us an entree into the Cincinnati market place. We look forward to integrating these operations into the SFX family and bringing to these theaters the best quality and broad variety of entertainment events which SFX can provide."

SFX Entertainment is the largest diversified promoter, producer and venue operator for live entertainment events in the United States. It owns, partially or entirely, and/or operates the largest network of venues in the country used principally for music concerts and other live entertainment events. Upon completion of its pending Marquee and Cellar Door acquisitions, SFX will have 73 venues including 14 amphitheaters in 9 of the top 10 markets and will own or operate venues in 29 of the top 50 markets overall. SFX also develops and manages touring Broadway shows, selling subscription series in 38 markets that maintain active touring schedules. Through its large number of venues, its strong market presence and the long operating histories of the businesses it has acquired, SFX operates an integrated franchise that promotes and produces a broad variety of live entertainment events locally, regionally and nationally. Pro forma for its pending Marquee and Cellar Door acquisitions, during 1998, 35 million people attended approximately 12,150 events promoted and/or produced by SFX, including over 5,200 music concerts, 5,800 theatrical shows, over 800 family entertainment shows and over 350 specialized motor sports shows. SFX also represents many prominent and prestigious athletes and broadcasters for contract and marketing services.

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the company's absence of combined operating history and potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, granting of rights to acquire certain portions of the company's operations, variable economic conditions and consumer tastes, restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ


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materially are described in the company's reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Contact:
  SFX Entertainment, Inc.
  Timothy J. Klahs, Director, Investor Relations
  (212) 407-9126






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